UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2006

KMG Chemicals, Inc.
(Exact name of registrant as specified in its charter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10611 Harwin Drive, Suite 402, Houston, Texas	77036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  713-600-3800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On June 9, 2006 the Company distributed a press release that contained the following information:

KMG CHEMICALS REPORTS STRONG RESULTS FOR ITS THIRD QUARTER AND YEAR-TO-DATE; NINE-MONTH NET INCOME UP 51% ON 23% SALES GROWTH

HOUSTON, TX — June 9, 2006 — KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced unaudited financial results for the third quarter and nine-month period ended April 30, 2006.

Third Quarter Financial Highlights — versus fiscal 2005 third quarter

•                  Net sales rose 37% to $21.0 million.

•                  Net income grew 77% to $1.9 million or $0.20 per diluted share versus $1.0 million or $0.13 per diluted share in fiscal 2005. Net earnings per diluted share were calculated on 15% more shares outstanding principally due to the successful completion of a 1.2 million-share private placement in April 2005.

Nine-month Financial Highlights — versus first nine months of fiscal 2005

•                  Net sales increased 23% to $50.9 million.

•                  Net income rose 51% to $3.3 million or $0.35 per diluted share from $2.2 million or $0.27 per diluted share. Net earnings per diluted share were calculated on 18% more shares outstanding than in the 2005 period primarily due to the aforementioned private placement.

The Company continued to experience strong sales of its wood treating chemicals. Penta revenues were up 27% to $6.5 million in the third quarter and 37% to $20.3 million in the first nine months of fiscal 2006, driven by greater demand from utilities for treated poles. Creosote sales increased 29% to $9.0 million in the third quarter and 11% to $23.4 million in the year-to-date period. As previously stated, after being negatively impacted by disruptions in operations caused by the 2005 hurricanes, KMG’s creosote volume returned to pre-hurricane levels at the end of the first quarter of fiscal 2006; the demand for creosote from major railroads remains strong.

Sales of KMG’s animal health pesticides were $3.9 million in the 2006 third quarter versus $1.7 million the same period last year, and $4.8 million in the 2006 nine-month period versus $3.0 million in the comparable 2005 period.  Approximately $1.2 million of the $2.2 million third quarter increase in the segment’s sales is due to the Company’s February 2006 acquisition of the U.S.-based animal health pesticide business of Boehringer Ingelheim.

Neal Butler, President and COO of KMG, commented, “All of our business areas have performed well thus far this year and have exceeded our expectations. The recent expansion of our penta plant in Matamoros, Mexico, which added 30% more capacity, was integral to that segment’s growth. Penta demand remains strong, as does the market for creosote. We are progressing with the integration of our most recent acquisition, which will not have a material impact on fiscal 2006 earnings due to the distribution agreement in place with the seller, but this animal insecticide business should contribute substantially to fiscal 2007 earnings.”

David Hatcher, Chairman and CEO of KMG, stated, “We are extremely pleased with our third quarter and year-to-date results. During the quarter, net income grew at more than twice the rate of sales due to increased sales of higher margin penta products and from improved creosote pricing.”

Mr. Hatcher continued, “We have always stated that our shareholders should expect year-over-year growth in sales and earnings, which management strives to deliver, but we do not manage the Company on a quarter-by-quarter basis. While we anticipate growth in the final quarter of fiscal 2006, investors should not expect the growth levels achieved in the third quarter. Based on our strong results for the first nine months of fiscal 2006, we remain confident that we will achieve our goal of double-digit EPS growth for fiscal year 2006. Additionally, we remain enthusiastic about the Company’s prospects for 2007 and beyond, and are firmly focused on executing our proven growth strategy.”

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The company grows by acquiring and managing stable chemical product lines and businesses with established production processes. Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries. For more information, visit the company’s web site at www.kmgchemicals.com.

KMG Chemicals, Inc.
Selected Financial Data
(In thousands, except share data)
(UNAUDITED)

	Three Months Ended April 30		Nine Months Ended April 30
	2006	2005	2006	2005
Net sales	$21,016	$15,354	$50,934	$41,425
Gross profit	6,874	4,683	17,458	13,094
Operating income	3,234	1,820	5,839	3,880
Pre-tax income	3,003	1,687	5,259	3,487
Net income	1,854	1,046	3,261	2,162
Earnings per basic share	$0.21	$0.14	$0.37	$0.28
Earnings per diluted share	$0.20	$0.13	$0.35	$0.27
Weighted average shares:
Basic	8,816	7,711	8,799	7,603
Diluted	9,367	8,131	9,327	7,907
Net working capital	9,438	15,270	9,438	15,270
Total assets	67,017	50,352	67,017	50,352
Long-term debt, net of current portion	16,402	10,047	16,402	10,047
Shareholders’ equity	35,834	31,983	35,834	31,983

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date: June 9, 2006
John V. Sobchak,
Chief Financial Officer